EXHIBIT 10.1

NOVATION AGREEMENT

This Novation Agreement (this "Novation") is made and entered into this 18th day of April, 2011 (the “Effective Date”), by and between the persons identified in the signature pages of this Novation as the stockholders (each a “Licensor” and together the "Licensors") of Boreas Research Corporation ("Boreas"), a Florida corporation, whose principal office is located at 1551 Second Street, Suite 500, Sarasota FL 34236, and First National Energy Corporation (“Licensee”), a Nevada corporation, whose principal office is located at Second Street, Sarasota FL 34236. Licensor and Licensee are sometimes referred to individually as a “Party” or collectively as the “the Parties.”

RECITALS

WHEREAS, Boreas and Licensee made and entered into that certain Technology License and Stock Purchase Agreement (“License Agreement”), dated as of the 21st day of April, 2009, pursuant to which Licensee has issued, as consideration for the license issued thereunder, Ninety-eight Million, Nine Hundred
Fifteen Thousand (98,915,000) new restricted and unregistered common shares of Licensee (the "Shares"); and

WHEREAS, pursuant to the License Agreement, Boreas elected by entering into a First Amendment of Technology license and Stock Purchase Agreement (the “Agreement”) to cause the Shares to be issued, ratably, to the Licensors and not to Boreas at the Closing and agreed to reduce the number of new restricted and unregistered shares of the Licensee to be issued at the closing from 98,915,000 to 98,800,000 (as defined in the Original Agreement); and

WHEREAS, the structure of the transaction which was the subject of the Original Agreement has been viewed unfavorably by the regulators as possibly constituting a reverse recapitalization by Boreas; and

WHEREAS, the Licensee and the Licensors now wish to revise the Original Agreement, as hereinafter provided, to substitute the Licensors for Boreas under the Original Agreement.

NOW, THEREFORE, IT IS AGREED:

1.  Novation by Substitution of Licensors.

a.  The Licensors under this Novation, being all of the stockholders of Boreas, are hereby substituted for Boreas under the Original Agreement.

b.  Each of the Licensors hereby acknowledges that the Licensors have collectively negotiated and received from Boreas a license from Boreas identical in scope and terms to the License granted by Boreas under the Original Agreement, which new license is hereby granted to the Licensee in consideration of the Shares issued to the Licensees under the Original Agreement.

c.  Each of the Licensors hereby agrees to undertake each of the obligations of Boreas originally imposed upon Boreas under the Original Agreement.

d.  The Licensee agrees to a rescission of the License received by it under the Original Agreement and agrees to accept, in substitution therefor, a like license from the Licensors, and to accept the Licensors as the issuers of the substitute license, all with an effective date of April 21, 2009.

2.  Affirmation of Original Agreement.  Except as amended hereby, the Original Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the Parties have executed this Novation Agreement effective as of the day and year written above.

“Licensors”	All Stockholders of Boreas Research Corporation, by Lubi Investments Inc., as Attorney-in-Fact

	By:	/s/ Frank Cavicchia
Name: Frank Cavicchia
Title: President and C.E.O.

“Licensee”	First National Energy Corporation

	By:	/s/ Gregory Sheller
Name: Gregory Sheller
Title: Presiden